Exhibit 99

News Release

Contact: Joseph B. Bower, Jr.
Secretary
(814)765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION APPROVES STOCK REPURCHASE PLAN

Clearfield, Pennsylvania – December 12, 2006

Acting under the authority granted by the Board of Directors, CNB Financial Corporation (NASDAQ: CCNE) today announced the approval of a plan to repurchase up to 500,000 shares of its common stock. At this time the Board believes the repurchase of its common stock to be a good investment for the future benefit of the shareholders and repurchases will be made periodically as needed for corporate purposes.

Headquartered in Clearfield, Pennsylvania, CNB Financial Corporation provides banking services through its primary subsidiary, County National Bank, to customers within a seven county region in Western and Central Pennsylvania through twenty community offices and two loan production offices.

County National Bank’s website is www.bankcnb.com.